Exhibit (a)(6)

Contacts:

Michael J. Culotta

Executive Vice President and Chief Financial Officer

(502) 627-7475

David Reno/Meghan Stafford

Sard Verbinnen & Co

(212) 687-8080

PHARMERICA BOARD UNANIMOUSLY REJECTS

UNSOLICITED CONDITIONAL TENDER OFFER FROM OMNICARE

Offer Undervalues PharMerica and Provides No Certainty of Closing

LOUISVILLE, Kentucky (September 20, 2011) – PharMerica Corporation (NYSE: PMC), a national provider of institutional pharmacy and hospital pharmacy management services, today announced that its Board of Directors, after careful consideration with its independent financial and outside legal advisors, voted unanimously to reject the unsolicited tender offer made by Omnicare (NYSE: OCR) to acquire PharMerica for $15.00 per share in cash. The Board determined that the offer undervalues PharMerica and is not in the best interests of PharMerica’s stockholders. In addition to undervaluing PharMerica and its future prospects, the Board believes the offer is illusory because it is subject to significant regulatory and other uncertainty. The Board unanimously recommends that PharMerica stockholders reject Omnicare’s offer and not tender their shares to Omnicare.

The Board noted that the value offered by Omnicare is unchanged from the unsolicited proposal it first made privately on July 19, 2011 and subsequently made public on August 23, 2011.

“The PharMerica Board of Directors is unanimous in its well-informed belief that Omnicare’s offer is lacking in both price and certainty of closing,” said Gregory S. Weishar, PharMerica Chief Executive Officer. “The PharMerica Board believes that the continued pursuit of our strategic plan will yield greater value for PharMerica stockholders than the Omnicare offer. Omnicare also remains stubbornly unwilling to provide any assurance to PharMerica stockholders that it will be in a position to complete a transaction in a timely manner at any price — and despite its professed confidence in attaining regulatory approval refuses to take on the contractual risk of closing. The PharMerica Board strongly urges stockholders to reject Omnicare’s deficient offer and not to tender their shares to Omnicare.”

The Board’s reasons for rejecting Omnicare’s unsolicited offer include its beliefs that:

•	Omnicare’s unsolicited offer undervalues PharMerica and its future prospects.

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The Board has confidence in PharMerica’s strategic plan, which is focused on client retention, customer service, and improving its core pharmacy services and acquisitions, and believes that execution of the plan will deliver greater value to its stockholders than would be obtained under the current Omnicare offer.

¡	PharMerica recently completed acquisitions of Ark Pharmacy and ChemRx, and is just beginning to realize the significant value creation potential of these acquisitions.

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Omnicare’s offer fails to appropriately compensate PharMerica stockholders for the synergies Omnicare would derive from combining the largest and second largest players in the institutional pharmacy market.

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PharMerica is the second largest institutional pharmacy services company in the United States based on revenues and is the largest remaining independent public company in the institutional pharmacy market. Omnicare’s offer does not reflect the unique strategic value of PharMerica to Omnicare.

•	The offer is illusory because it is subject to significant regulatory and other uncertainty.

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A transaction with Omnicare would likely undergo a lengthy regulatory review process with no assurance of Omnicare’s ability to complete a transaction on a timely basis or at all. Antitrust clearance to combine competitors with #1 and #2 market share in institutional pharmacy is likely to be difficult to achieve and involve lengthy administrative and court proceedings.

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Even if the antitrust issues could eventually be resolved in a satisfactory manner, the offer introduces unacceptably high risk to PharMerica stockholders and would have a material adverse effect on PharMerica’s ability to attract and retain key personnel, employees and customers.

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In light of recent actions by the Department of Justice, including its decision to sue to stop AT&T’s proposed acquisition of T-Mobile USA, the PharMerica Board believes the current environment is not conducive to obtaining timely regulatory approval for a combination with Omnicare.

¡	While Omnicare has publicly expressed its confidence in a timely regulatory approval, it has been unwilling to take on the contractual risk of closing.

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Given the regulatory uncertainty and the significant conditionality of Omnicare’s offer, there is considerable uncertainty regarding the offer and the timing of PharMerica stockholders receiving the $15.00 that Omnicare claims to be offering.

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Because Omnicare is a competitor of PharMerica, there are also serious competitive risks to PharMerica and its business in providing non-public information to Omnicare if the transaction is not completed due to antitrust, regulatory, or other issues.

•	The timing of Omnicare’s unsolicited offer is opportunistic and disadvantageous to PharMerica’s stockholders.

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The offer is being made at a time when Omnicare can take advantage of PharMerica’s lower stock valuation resulting from regulatory uncertainty in the healthcare industry due to new healthcare legislation.

¡	The offer is being made in advance of the wave of branded to generic drug conversions that will happen in 2012 and beyond, which is expected to be beneficial to PharMerica’s operating results.

¡	After its unsolicited proposal was rejected privately in July as being inadequate, Omnicare publicized it during a period of market volatility in order to claim an inflated premium.

The full basis for the Board’s recommendation is set forth in PharMerica’s Schedule 14D-9 filed today with the Securities and Exchange Commissions.

Deutsche Bank Securities Inc. is acting as financial advisor and Holland & Knight LLP is acting as legal advisor to PharMerica.

About PharMerica

PharMerica Corporation is a leading institutional pharmacy services company servicing healthcare facilities in the United States. PharMerica operates institutional pharmacies in 44 states. PharMerica’s customers are institutional healthcare providers, such as nursing centers, assisted living facilities, hospitals and other long-term care providers. The Company also provides pharmacy management services to long-term care hospitals.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer, PharMerica will file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND STOCKHOLDERS OF PHARMERICA ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of these documents and other documents filed with the SEC by PharMerica through the web site maintained by the SEC at http://www.sec.gov. In addition, documents filed with the SEC by PharMerica may be obtained free of charge by contacting PharMerica’s information agent, Georgeson Inc., at (866) 647-8872.

Forward Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, statements regarding PharMerica’s strategic plan, prospects, value of the Omnicare offer, regulatory uncertainty, and impact of the conversion of branded to generic drug conversions. These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause the Company’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These factors and risks include, but are not limited to, the outcome of, or developments concerning, the Offer; other potential commercial or business combination proposals that have or may be received in the future; the outcome of any litigation related to the Offer or any other offer or proposal and the Board’s recommendation to the stockholders concerning the Offer or any other offer or proposal; PharMerica’s access to capital, credit ratings, indebtedness, and ability to raise additional financings and operate under the terms of PharMerica’s debt obligations; the effects of adverse economic trends or intense competition in the markets in which PharMerica operates; the effects of retaining existing customers and service contracts and PharMerica’s ability to attract new customers for growth of PharMerica’s business; PharMerica’s ability to successfully pursue PharMerica’s development and acquisition activities and successfully integrate new operations and systems, including the realization of anticipated revenues, economies of scale, cost savings, and productivity gains associated with such operations; PharMerica’s ability to control costs, particularly labor and employee benefit costs, rising pharmaceutical costs, and regulatory compliance costs; the effects of healthcare reform and government regulations, including, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare and institutional pharmacy services industries; changes in the reimbursement rates or methods of payment from Medicare and Medicaid and other third party payers to both PharMerica and its customers; PharMerica’s ability to anticipate a shift in demand for generic drug equivalents and the impact on the financial results including the negative impact on brand drug rebates; and other factors, risks and uncertainties referenced in PharMerica’s filings with the SEC, including the “Risk Factors” set forth in PharMerica’s Annual Report on Form 10-K for the year ended December 31, 2010. You are cautioned not to place undue reliance on any forward-looking statements, all of which speak only as of the date of this press release. Except as required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. All written and oral forward-looking statements attributable to us or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in the Risk Factors section set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC and in other reports filed with the SEC by the Company.